As filed with the Securities and Exchange Commission on July 30, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

BARNES GROUP INC.

(Exact name of Registrant as specified in its charter)

Delaware	06-0247840
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

123 Main Street Bristol, Connecticut	06010
(Address of Principal Executive Offices)	(Zip Code)

Barnes Group Inc. Retirement Savings Plan

(Full title of the plan)

Christopher J. Stephens, Jr.

Senior Vice President, Finance and Chief Financial Officer

Barnes Group Inc.

123 Main Street

Bristol, Connecticut 06010

(Name and address of agent for service)

(860) 583-7070

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share (1)	2,000,000	$38.65	$77,300,000	$8,982.26

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Barnes Group Inc. Retirement Savings Plan described herein, and pursuant to Rule 416(b).

(2)	Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(c) and 457(h)(1), on the basis of the average of the high and low reported sales prices of the Registrant’s Common Stock on the New York Stock Exchange - Composite Tape on July 24, 2015.

EXPLANATORY NOTE

This registration statement registers an additional 2,000,000 shares of Common Stock, $.01 par value (the “Common Stock”), of Barnes Group Inc. to be offered or sold pursuant to the Barnes Group Inc. Retirement Savings Plan (the “Savings Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed (File No. 1-4801) by Barnes Group Inc. (the “Registrant” or the “Company”) and the Savings Plan with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference into this registration statement:

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on February 23, 2015;

(2) The Registrant’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2015, filed with the Commission on April 29, 2015, and for the quarterly period ended June 30, 2015, filed with the Commission on July 28, 2015;

(3) The Registrant’s Current Report on Form 8-K (and any amendments thereto), filed with the Commission on May 8, 2015;

(4) The Savings Plan's Annual Report on Form 11-K for the fiscal year ended December 30, 2014, filed with the Commission on June 9, 2015; and

(5) The description of the Registrant’s shares of Common Stock contained in the Registrant’s registration statement on Form 10 filed with the Commission on August 21, 1963 under the Exchange Act, and any amendment or report filed with the Commission for purposes of updating such description.

All reports and other documents subsequently filed by the Registrant for itself or the Savings Plan or by the Savings Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all the securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents (such documents and the documents enumerated above being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents enumerated above or subsequently filed by the Registrant or the Savings Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this registration statement is in effect prior to the filing with the Commission of the Registrant's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this registration statement or be a part hereof from and after the filing of such Annual Reports.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

The securities to be offered are registered under Section 12(b) of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article IV of the Registrant’s Amended and Restated By-Laws states that the Registrant shall indemnify and hold harmless its directors and officers to the fullest extent permitted by the laws of the State of Delaware. The Registrant has also entered into an indemnification agreement with each of its directors and officers. Such agreement provides that the Registrant shall indemnify, and advance expenses, to the indemnified person to the fullest extent permitted by applicable law in effect on the date of such agreement and to such greater extent as thereafter permitted by law. The agreement is governed by Delaware law. Such rights to indemnification and expense advancement are provided when the indemnified person is, or is threatened to be made, a party to certain proceedings or is a witness in such proceedings because of his or her role as a director or officer of the Registrant. The indemnification agreement remains in effect for 10 years after the indemnified person ceases to be an officer or director of the Registrant, or until final termination of all proceedings in which he or she is protected under the agreement, whichever is later.

Section 145 of the Delaware General Corporation Law provides, in general, for the indemnification of any director or officer who was, is, or is threatened to be made a party in any action, suit or proceeding (other than an action by or in the right of the Registrant). In general, each director and officer is indemnified against losses by reason of his or her being an officer or director of the Registrant provided that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The directors and officers of the Registrant are covered by a policy of insurance under which they are insured, within limits and subject to certain limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, in which they are parties by reason of being or having been directors or officers, including actions, suits or proceedings arising out of any actual or alleged error, misstatement, misleading statement, act or omission, or neglect or breach of duty. The Registrant is similarly insured, under such policy, with respect to certain payments it might be required to make to its directors or officers in accordance with applicable law and its By-Law provisions relating to indemnification.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for any breach of a director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for improper payment of dividends, stock purchases or redemptions of shares, or (iv) for any transaction from which the director derives an improper personal benefit. The Registrant’s Restated Certificate of Incorporation includes such a provision.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits required by Item 601 of Regulation S-K are filed as Exhibits to this registration statement and indexed immediately following the signature pages of this registration statement, which index is incorporated by reference herein.

The Registrant undertakes that it will submit or has submitted the Savings Plan, along with any amendments thereto, to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Savings Plan under Section 401 of the Internal Revenue Code.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)       If the Registrant is relying on Rule 430B:

(A)       Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)       Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of that registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)       If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)       That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)       Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)     Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bristol, State of Connecticut on July 30, 2015.

BARNES GROUP INC.
(Registrant)

By:	/S/ CHRISTOPHER J. STEPHENS, JR.
Christopher J. Stephens, Jr. Senior Vice President, Finance and Chief Financial Officer

The Savings Plan.  Pursuant to the requirements of the Securities Act of 1933, as amended, an authorized representative of the Barnes Group Inc. Retirement Savings Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bristol, State of Connecticut, on July 30, 2015.

BARNES GROUP INC. RETIREMENT SAVINGS PLAN

By:	/S/ DAWN N. EDWARDS
Dawn N. Edwards Senior Vice President, Human Resources, Barnes Group Inc., Authorized member of Benefits Committee of the Registrant as administrator of the Barnes Group Inc. Retirement Savings Plan

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.  Each person whose signature appears below hereby authorizes Christopher J. Stephens, Jr. and Dawn N. Edwards and each of them, with full power of substitution, to execute in the name and on behalf of such person any amendment (including any post-effective amendment) to this registration statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this registration statement as the person(s) so acting deems appropriate, and appoint each of such persons, each with full power of substitution, attorney-in-fact to sign any amendment (including any post-effective amendment) to this registration statement and to file the same, with exhibits thereto, and other documents in connection therewith.

Signature	Title	Date

/S/ PATRICK J. DEMPSEY
Patrick J. Dempsey	President and Chief Executive Officer	July 30, 2015
(Principal Executive Officer), and Director

/S/ CHRISTOPHER J. STEPHENS, JR.
Christopher J. Stephens, Jr.	Senior Vice President, Finance	July 30, 2015
Chief Financial Officer
(Principal Financial Officer)

/S/ MARIAN ACKER	Vice President, Controller (Principal	July 30, 2015
Marian Acker	Accounting Officer)

/S/ THOMAS O. BARNES
Thomas O. Barnes	Director	July 30, 2015

/S/ GARY G. BENANAV
Gary G. Benanav	Director	July 30, 2015

/S/ WILLIAM S. BRISTOW, JR.
William S. Bristow, Jr.	Director	July 30, 2015

/S/ FRANCIS J. KRAMER
Francis J. Kramer	Director	July 30, 2015

/S/ MYLLE H. MANGUM
Mylle H. Mangum	Director	July 30, 2015

/S/ HASSELL H. MCCLELLAN
Hassell H. McClellan	Director	July 30, 2015

/S/ WILLIAM J. MORGAN
William J. Morgan	Director	July 30, 2015

/S/ JOANNA SOHOVICH
JoAnna Sohovich	Director	July 30, 2015

EXHIBIT INDEX

Exhibit No.	Description

10.1	Barnes Group Inc. Retirement Savings Plan, as amended and restated.
15	Letter regarding unaudited interim financial information.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Fiondella, Milone & LaSaracina LLP, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (included on signature pages hereto).